                                                                  Exhibit 10.12

                               OFFER/EMPLOYMENT AGREEMENT

February 16, 2000
                                                                        [LOGO]

Mr. John S. Wieczorek
25 Lookout Landing
Bolton, CT 06043

Dear John:

I am pleased to extend this offer to join OSI as Vice President--Chief Financial Officer at a salary of $6,250.00 per semimonthly pay period (equivalent to $150,000 on an annualized basis). You will be paid on the 15th and 30th of each month. The effective date of your employment will be Wednesday, February 16, 2000.

You will be granted 100,000 shares at $4.00 strike price. These options will vest over a four-year period and are subject to the standard terms of The Company's 1994 Stock Option Plan; and the unvested balance is 100% accelerated on a change of control. Additional terms of this offer agreement are as follows:

     - Upon successful IPO, you will be granted additional options for 25,000 shares with a strike price at the IPO price vesting over a four-year period and subject to the standard terms of The Company's 1994 Stock Option Plan.

     - Ability to purchase up to $100,000 of preferred Series F stock in anticipated financing round concluding in mid to late March, 2000.

     - DISCRETIONARY BONUS: Target 50% of base. 60-70% based on Company performance, assuming the company meets a minimum level of performance as set forth in the 2000 strategic plan document. 30-40% based on individual performance as determined by OSI Chief Financial Officer.

     - SEVERANCE: Should OSI terminate you for any reasons other than cause within the first six months of commencement, you will be entitled to six months base salary as severance. Should you be terminated for reasons other than cause after six months, you will be entitled to thirty days base salary as severance. Should you be terminated for cause, you will be entitled to no severance. For these purposes only, "cause" will mean your willful failure to follow directives of the CEO or the Board of Directors; conduct rising to the level of illegality or fraud; or gross misconduct in the performance of your duties, including any violation of the Proprietary Information and Inventions, Non-Solicitation, and Non-Competition Agreement.

     - BENEFITS: BENEFITS including health insurance, should you require it, will commence beginning the first day of employment, at a pre-tax cost based on the following schedule:

              PARTICIPATION                             CONTRIBUTION
              -------------                             ------------
              Employee .................................    $ 75
              Employee & Spouse ........................    $160
              Employee & Children ......................    $165
              Employee & Family ........................    $200


                                                                  [letterhead]

Office Letter--John S. Wieczorek

                               OFFER/EMPLOYMENT AGREEMENT

The eligibility for enrollment in the OSI 401(K) plan is the next calendar quarter after thirty days of employment. Information about the company's employee insurance benefits programs and our other company benefits along with guidelines concerning employment are contained in OSI's employee handbook, a copy of which will be issued to you during our employee's orientation program.

You will be required to sign OSI's Proprietary Information and Inventions, Non-Solicitation and Non-Competition Agreement as a condition and prior to your employment. We have attached an original of this agreement to this offer letter and request that you sign it and return it to us prior to commencing employment.

You also will be required to successfully complete the company's I-9 U.S. employment verification process. You will be required to pass a drug screening test--we will arrange this screening with an affiliate of Foley Lab Services in your geographical area.

OSI is an employment-at-will employer. Therefore, this letter does not constitute any contract or obligation on the part of the company and does not guarantee your employment for any specific duration. You and the company remain free to chose to end your employment relationship at any time, for any reason, with or without notice or cause. The company does not recognize any contract of employment, unless it is reduced to writing and signed by you and the President and/or CEO of the company.

Kindly indicate your acceptance of this offer by signing in the space provided below and returning (by mail) one fully executed copy.

Thank you for your interest in employment with Open Solutions Inc. We are looking forward to having you contribute to our future success. Should you have any questions prior to your start date, please do not hesitate to contact me.


Sincerely,                              Accepted:


/s/ Louis L. Hernandez, Jr.             /s/ John S. Wieczorek  2/16/00
----------------------------            ---------------------------
Louis L. Hernandez, Jr.                      Signature/Date
Chief Executive Officer


                                                                  [letterhead]

Office Letter--John S. Wieczorek                                             2